EXHIBIT 10.1

CONSULTING AGREEMENT

THIS AGREEMENT is entered into on this 25th day of March, 2014 (the “Effective Date”) by and between RC Healthcare Consulting, LLC, a New York limited liability company with an office located at 22 Saw Mill River Road, Second Floor, Hawthorne, New York 10532 (hereinafter the “Consultant”) and Debt Resolve, Inc., a corporation with offices at 1133 Westchester Avenue, Suite S-223, White Plains, NY 10604 (hereinafter the “Company”).

 W I T N E S S E T H

WHEREAS, Consultant has career experience in the field of accounts receivable management and medical billing, among others; and

WHEREAS, the Company desires to utilize the services of Consultant as a consultant to assist the Company in the areas of sales, marketing and operations;

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1.
Consultant shall serve as advisor and consultant to the Company in the field of sales, marketing and operations. Consultant shall perform services hereunder for the mutually agreed hours per week. Consultant shall perform the services at the location of his choice. Consultant shall work in conjunction with and report his activities to the Company’s CEO, Stan Freimuth.

2.
Consultant is an independent contractor, not an employee and not an officer of the Company or any company affiliated with the Company. Neither party shall have the right to bind the other to any contract or other obligation without the other party’s express written consent.

3.
The term of this Agreement shall commence as of the Effective Date, and shall continue for a three (3) year period with automatic renewal for additional one (1) year periods on the anniversary of the Effective Date unless either party provides written notice of non-continuance in accordance with Section 12 of this Agreement to the other party to this Agreement at least 120 days prior to the expiration of such one year renewal period. It is the intent of the parties that this agreement shall remain in full force and effect during the initial three year period in order to ensure that Consultant shall have a reasonable period within which to reach the revenue benchmarks contained in this agreement. The Company acknowledges and agrees that any and all options issued to Consultant pursuant to Section 4 of this Agreement shall immediately vest and be exercisable by the Consultant upon the occurrence of either of the following: (a) wrongful termination of this agreement by Company during the initial three year period; or (b) a Change in Control of the Company, as such term is defined in SEC rules.

4.	The Company agrees to pay the Consultant as follows:

a)
Upon the Effective Date, the Company shall grant to Consultant a non-qualified stock option to purchase 500,000 shares of the Company’s common stock at an exercise price equal to the then fair market value of the Company’s common stock on the date of grant, which option shall be immediately exercisable by the Consultant for a period of five years from the date of grant.

b)
Upon the Company reaching $12,500 per month of new revenue generated by Consultant’s activities as averaged over three consecutive months, the Company shall grant to Consultant a further non-qualified stock option grant to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the then fair market value of the Company’s common stock on the date of grant; provided; however, that such exercise price shall in no event exceed $0.05 per share of the Company’s common stock, and which options shall be immediately exercisable by the Consultant for a period of five years from the date of grant.

c)
Upon the Company reaching $25,000 per month of new revenue generated by Consultant’s activities as averaged over three consecutive months, the Company shall grant to Consultant a further non-qualified stock option grant to purchase 500,000 shares of the Company’s common stock at an exercise price equal to the then fair market value of the Company’s common stock on the date of grant, provided; however, that such exercise price shall in no event exceed $0.05 per share of the Company’s common stock, and which options shall be immediately exercisable by the Consultant for a period of five years from the date of grant.

d)
Upon the Company reaching $50,000 per month of new revenue generated by Consultant’s activities as averaged over three consecutive months, the Company shall grant to Consultant a further non-qualified stock option grant to purchase 500,000 shares of the Company’s common stock at an exercise price equal to the then fair market value of the Company’s common stock on the date of grant, provided; however, that such exercise price shall in no event exceed $0.05 per share of the Company’s common stock, and which options shall be immediately exercisable by the Consultant for a period of five years from the date of grant.

e)
Upon the Company reaching $75,000 per month of new revenue generated by Consultant’s activities as averaged over three consecutive months, the Company shall grant to Consultant a further non-qualified stock option grant to purchase 500,000 shares of the Company’s common stock at an exercise price equal to the then fair market value of the Company’s common stock on the date of grant, provided; however, that such exercise price shall in no event exceed $0.05 per share of the Company’s common stock, which options shall be immediately exercisable by the Consultant for a period of five years from the date of grant.

f)
Upon the Company reaching $100,000 per month of new revenue generated by Consultant’s activities as averaged over three consecutive months, the Company shall grant to Consultant a further non-qualified stock option grant to purchase 1,250,000 shares of the Company’s common stock at an exercise price equal to the then fair market value of the Company’s common stock on the date of grant, provided; however, that such exercise price shall in no event exceed $0.05 per share of the Company’s common stock, and which options shall be immediately exercisable by the Consultant for a period of five years from the date of grant.

For avoidance of doubt, the total additional options (beyond the grant for joining the Board of the Company) for which the Consultant is eligible upon attainment of all benchmarks is 3,500,000. As stated above, the maximum exercise price of all of the above options shall not exceed $0.05 per share. Consultant shall provide to the Company a running list of all prospects and resulting clients in order to facilitate the award of the above compensation.

5.
During the term hereof and thereafter, Consultant shall not be entitled to any additional compensation or employee benefits whatsoever, including, but not limited to, compensation or benefits derived from written or oral medical, sickness, accident, insurance, supplementary income, pension, retirement, profit sharing, bonus or incentive compensation plans or practices.

6.
Any payments made to Consultant pursuant to the Agreement are the sole responsibility of Consultant and Consultant agrees to comply with any laws, rules or regulations applicable to such payments. During the term hereof, the Company shall not be responsible for withholding any local, state or Federal taxes and Consultant agrees to indemnify and hold the Company harmless from any liability that may arise by virtue of the Consultant’s failure to pay any applicable local, state or Federal taxes or other fees.

7.
Consultant shall keep secret and confidential and shall not directly or indirectly use or assist other to use any confidential information that may be disclosed to him by the Company by reason of his performance of the requested services. This obligation shall not apply to any information that is public knowledge prior to the effective date of this Agreement. Consultant agrees that injunctive relief is an appropriate, but nonexclusive, remedy in the event of any breach of this obligation of confidentiality.

8.
If and whenever the requested services result in any new idea or invention which is conceived and may be patentable or copyrightable, Consultant will promptly advise the Company in writing, making a complete written description and disclosure of it to the Company for filing in the appropriate domestic or foreign government office. Consultant will assign in writing to the Company all such rights to any and all such ideas and inventions and any patent or copyright covering them.

Consultant expressly acknowledges that the parties have agreed that all copyrightable aspects of his work product are to be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”), of which the Company is to be the “author” within the meaning of such ACT. All such copyrightable works, as well as all copies of such works in whatever medium fixed or embodies, shall be owned exclusively by the Company on their creation, and Consultant hereby expressly disclaims any interest in them. In the event (and to the extent) that the Consultant’s work product or any part of element thereof is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Consultant hereby assigns to the Company the sole and exclusive right, title and interest in and to all such works, and all copies of any of them, without further consideration, and agrees to assist the Company to register, and from time to time enforce, all patents, copyrights and other rights and protections relating to such work product in any and all countries. To that end, Consultant agrees to execute and deliver all documents requested by the Company in connection therewith, and irrevocably designates and appoints the Company its agent and attorney-in-fact to act for an in its behalf and stead to execute, register and file any such applications, and to do all other lawfully permitted acts to further the registration, prosecution and issuance of patents, copyrights or similar protections with the same legal force and effect as if executed by Consultant.

9.	The provisions of Sections 7, 8 and 10 will survive the termination of this Agreement.

10.
Consultant shall not, without the express prior written consent of the Company, directly or indirectly, during the term of this Agreement and for one (1) year after the expiration of this Agreement, render services of a professional nature to or for any competitor of the Company in the on-line debt auction and resolution industry. Consultant acknowledges and agrees that the restrictions set forth in this Section 11 are reasonable and necessary for the Company to have and enjoy the full benefit of this Agreement and which will not unnecessarily or unreasonably restrict the Consultant’s professional opportunities should this Agreement terminate. In the event that this provision is determined to be unenforceable by a court of competent jurisdiction, the parties agree that this provision shall be deemed to be automatically amended to any lesser area or duration as determined by any court of competent jurisdiction and that the remaining provisions shall be valid and enforceable.

11.
Any notice under this Agreement shall be deemed given when mailed, in the case of the Company and the Consultant, to their respective addresses set for above or to such other addresses or addressees as either party may subsequently designate by written notice to the other.

12.
This Agreement contains the full and complete understanding of the parties and supersedes all prior oral and written agreements. This Agreement may not be altered, modified or extended except in writing signed by both parties. This Agreement shall be governed by the laws of the State of New York, without giving effect to choice of law provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

/s/ Stanley E. Freimuth
Stanley E. Freimuth
Chief Executive Officer

AGREED AND ACCEPTED:

RC Healthcare Consulting, LLC

By:	/s/ Raymond A. Conta
Raymond A. Conta, Sole Member
Date: March 25, 2014